Exhibit 4.3

ENERGY TRANSFER LP,

as Issuer,

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

SIXTH SUPPLEMENTAL INDENTURE

Dated as of June 21, 2024

to

Indenture dated as of December 14, 2022

7.125% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054

EXHIBIT

Exhibit A:	Form of 7.125% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054

i

THIS SIXTH SUPPLEMENTAL INDENTURE, dated as of June 21, 2024 (the “Sixth Supplemental Indenture”), is between Energy Transfer LP, a Delaware limited partnership (the “Partnership”), and U.S. Bank Trust Company, National Association, a national banking association, as trustee (the “Trustee”).

WHEREAS, the Partnership and the Trustee have executed and delivered an Indenture, dated as of December 14, 2022 (the “Base Indenture” and, as supplemented by this Sixth Supplemental Indenture, the “Indenture”), providing for the issuance by the Partnership from time to time of its debentures, notes, bonds or other evidences of indebtedness to be issued in one or more series unlimited as to principal amount (the “Debt Securities”);

WHEREAS, the Partnership has duly authorized and desires to cause to be established pursuant to the Base Indenture and this Sixth Supplemental Indenture a series of Debt Securities designated as follows: the “7.125% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054” (the “Notes”);

WHEREAS, Sections 2.01 and 2.03 of the Base Indenture permit the execution of indentures supplemental thereto to establish the form and terms of Debt Securities of any series;

WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Partnership has requested that the Trustee join in the execution of this Sixth Supplemental Indenture to establish the form and terms of the Notes; and

WHEREAS, all things necessary have been done to make the Notes, when executed and delivered by the Partnership and authenticated and delivered by the Trustee hereunder and under the Base Indenture and duly issued by the Partnership, and when the Notes are duly issued by the Partnership, the valid obligations of the Partnership, and to make this Sixth Supplemental Indenture a valid agreement of the Partnership enforceable in accordance with its terms.

NOW, THEREFORE, the Partnership and the Trustee hereby agree that the following provisions shall supplement the Base Indenture:

ARTICLE I

DEFINITIONS

SECTION 1.1 Generally.

(a) Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Base Indenture.

(b) The rules of interpretation set forth in the Base Indenture shall be applied hereto as if set forth in full herein.

SECTION 1.2 Definition of Certain Terms.

For all purposes of this Sixth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings:

“Calculation Agent” has the meaning given to such term in Section 2.6(a) hereof.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Designee” has the meaning given to such term in Section 2.2(c) hereof.

“Event of Default” has the meaning given to such term in Section 4.5 hereof.

“First Reset Date” means October 1, 2029.

“First Reset Period” has the meaning given to such term in Section 3.1 hereof.

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, as applicable, an interest rate (expressed as a decimal) determined to be the per annum rate (i) equal to the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days immediately preceding the Reset Interest Determination Date appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the most recent H.15 (as defined herein) as of 5:00 p.m. (Eastern Time); or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five Business Days appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the most recent H.15 as of 5:00 p.m. (Eastern Time) as of any date of determination.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

“Interest Payment Period” means the semi-annual period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date, except for the first Interest Payment Period which shall be the period from and including the Original Issue Date to but excluding October 1, 2024.

“most recent H.15” means the H.15 published closest in time, but prior, to the close of business on the Reset Interest Determination Date.

“Optional Deferral Period” has the meaning given to such term in Section 2.4(a) hereof.

“Original Issue Date” means June 21, 2024.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision thereto), that then publishes a rating for the Partnership (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Notes, (a) as such methodology was in effect on June 6, 2024, in the case of any rating agency that published a rating for the Partnership as of June 6, 2024, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Partnership, in the case of any rating agency that first publishes a rating for the Partnership after June 6, 2024 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed.

“Regular Record Date” has the meaning given to such term in Section 2.3 hereof.

“Reset Date” means the First Reset Date and October 1 of every fifth year after 2029.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day that is two Business Days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including a Reset Date to, but excluding, the next following Reset Date.

“Senior Indebtedness” means, with respect to the Notes, (i) indebtedness of the Partnership, whether outstanding at the date of this Sixth Supplemental Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed by the Partnership (including any financial derivative, hedging or futures contract or similar instrument, to the extent any such item is primarily a financing transaction) and (b) evidenced by debentures, bonds, notes, credit or loan agreements or other similar instruments or agreements issued or entered into by the Partnership; (ii) all finance lease obligations of the Partnership; (iii) all obligations of the Partnership issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Partnership and all obligations of the Partnership under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations of the Partnership for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) above of other Persons for the payment of which the Partnership is responsible or liable as obligor, guarantor or otherwise, except for any obligations, instruments or agreements of the type referred to in any of clauses (i) through (v) above that, by the terms of the instruments or agreements creating or evidencing the same or pursuant to which the same is outstanding, are subordinated or equal in right of payment to the Notes.

“Tax Event” means that the Partnership has received an opinion of counsel experienced in such matters to the effect that, as a result of:

(a) any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

(b) an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(d) a threatened challenge asserted in writing in connection with a tax audit of the Partnership or any of the Partnership’s subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after June 6, 2024, there is more than an insubstantial risk that interest payable by the Partnership on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Partnership for United States federal income tax purposes.

ARTICLE II

GENERAL TERMS OF THE NOTES

SECTION 2.1 Form.

The Notes and the Trustee’s certificates of authentication shall be substantially in the form of Exhibit A to this Sixth Supplemental Indenture, which is hereby incorporated into this Sixth Supplemental Indenture. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Sixth Supplemental Indenture and, to the extent applicable, the Partnership and the Trustee, by their execution and delivery of this Sixth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

The Notes shall be issued upon original issuance in whole in the form of one or more Global Securities (the “Book-Entry Notes”). Each Book-Entry Note shall represent such of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.

The Partnership initially appoints The Depository Trust Company to act as Depositary with respect to the Book-Entry Notes.

SECTION 2.2 Title, Amount and Payment of Principal and Interest.

(a) The Notes shall be entitled the “7.125% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054.” The Trustee shall authenticate and deliver (i) the Notes for original issue on the date hereof (the “Original Notes”) in the aggregate principal amount of $400,000,000, and (ii) additional Notes for original issue from time to time after the date hereof in such principal amounts as may be specified in a Partnership Order, in each case, upon a Partnership Order for the authentication and delivery thereof and satisfaction of the other provisions of Section 2.04 of the Base Indenture. Such Partnership Order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, and the name or names of the initial Holder or Holders. The aggregate principal amount of Notes that may be outstanding at any time may not exceed $400,000,000 plus such additional principal amounts as may be issued and authenticated pursuant to clause (ii) of this paragraph (except as provided in Section 2.09 of the Base Indenture). The Original Notes and any additional Notes issued and authenticated pursuant to clause (ii) of this paragraph shall constitute a single series of Debt Securities for all purposes under the Indenture.

(b) The Notes shall bear interest (i) from and including the Original Issue Date to, but excluding, the First Reset Date at the rate of 7.125% per annum and (ii) from and including the First Reset Date, during each Reset Period at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 2.829%, to be reset on each Reset Date, and shall have a Stated Maturity of October 1, 2054 (the “Maturity Date”). Interest accumulating or payable on the Notes for any Interest Payment Period (or portion thereof) will be calculated on the basis of a 360-day year of twelve 30-day months. Interest on the Notes shall be payable semi-annually in arrears on each April 1 and October 1 (each, an “Interest Payment Date”) of each year to Holders of record at the close of business on the immediately preceding Regular Record Date, subject to Section 2.4 hereof. If an Interest Payment Date is not a Business Day, payment of interest will be made on the next succeeding Business Day, without any interest, additional interest, or other payment in lieu of interest or additional interest accumulating with respect to this delay. The Partnership will give written notice of the relevant Five-year U.S. Treasury Rate as soon as reasonably practicable following each Reset Interest Determination Date to the Trustee and Paying Agent.

(c) If the Partnership, in its sole discretion, determines that the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods set forth herein, the Partnership may, in its sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the Notes or any affiliate of any such underwriter, but shall not include the Trustee (the “Designee”), to determine whether there is an industry-accepted successor rate to the Five-year U.S. Treasury Rate. If the Designee determines that there is such an industry-accepted successor rate, then the Five-year U.S. Treasury Rate shall be such successor rate and, in that case, the Designee may adjust the spread and may determine and adjust the Business Day convention, the definition of a “Business Day” and the Reset Interest Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the Five-year U.S. Treasury Rate in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate. If the Partnership, in its sole discretion, does not designate a Designee or if the Designee determines that there is no industry-accepted successor rate, then the Five-year U.S. Treasury Rate will be the same rate determined for the prior Reset Interest Determination Date or, if this sentence is applicable with respect to the first Reset Interest Determination Date, the applicable interest rate for the First Reset Period (as defined below) will be 7.125%.

(d) In no event shall the Trustee be responsible for determining whether there is an industry-accepted successor rate to the Five-year U.S. Treasury Rate or for making any adjustments to any spread thereon or the Business Day convention or interest determination dates with respect thereto or any other relevant methodology for calculating any such successor rate, including any adjustment factor needed to make such successor rate comparable to the Five-year U.S. Treasury Rate in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate. In connection with the foregoing, the Trustee shall be entitled to conclusively rely on any determination made by the Partnership or its Designee and will have no liability for such actions taken at the Partnership’s or Designee’s direction or otherwise in connection with respect to any such determination by the Partnership or its Designee.

(e) Payments of principal of, premium, if any, on, and interest due on the Notes representing Book-Entry Notes on any Interest Payment Date or on the Maturity Date will be made available to the Trustee by 10:00 a.m., New York City time, on such date, unless such date falls on a day that is not a Business Day, in which case (x) such payments will be made available to the Trustee by 10:00 a.m., New York City time, on the next Business Day, and (y) for so long as clause (x) is satisfied, no interest shall accrue on the amount of interest due on such Interest Payment Date for the period from and after such Interest Payment Date and the date of payment. As soon as possible thereafter, the Trustee will make such payments to the Depositary.

SECTION 2.3 Regular Record Date

With respect to each Interest Payment Date, the record date for the Notes shall be March 15 and September 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (each, a “Regular Record Date”).

SECTION 2.4 Deferral of Interest.

(a) So long as no Event of Default with respect to the Notes has occurred and is continuing, the Partnership may, at its option, defer interest payments on the Notes, from time to time, for one or more deferral periods of up to 20 consecutive Interest Payment Periods (each such deferral period, commencing on the Interest Payment Date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the Maturity Date or end on a day other than the day immediately preceding an Interest Payment Date. During any Optional Deferral Period, interest on the Notes will continue to accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes). In addition, during any Optional Deferral Period, interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes), compounded semi-annually, to the extent permitted by applicable law.

(b) No interest will be due or payable on the Notes during an Optional Deferral Period, except upon a redemption of any Notes on any Redemption Date during such Optional Deferral Period (in which case, all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Notes to be redeemed to, but excluding, such Redemption Date will be due and payable on such Redemption Date), or unless the principal of and interest on the Notes shall have been declared due and payable as the result of an Event of Default with respect to the Notes (in which case, all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the Notes, shall become due and payable). All references in the Notes and, insofar as relates to the Notes, the Indenture to “interest” on the Notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

(c) Before the end of any Optional Deferral Period that is shorter than 20 consecutive Interest Payment Periods, the Partnership may elect, at its option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 consecutive Interest Payment Periods or extend beyond the Maturity Date. The Partnership may also elect, at its option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an Interest Payment Date. At the end of any Optional Deferral Period, if all amounts then due on the Notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, the Partnership may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, the Partnership may not begin a new Optional Deferral Period unless the Partnership has paid all accrued and unpaid interest on the Notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.

(d) During any Optional Deferral Period, the Partnership (and its subsidiaries, as applicable) shall not do any of the following (subject to the exceptions set forth in clause (e) of this Section 2.4):

(1) declare or pay any dividends or distributions on any Capital Stock of the Partnership;

(2) redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of the Partnership;

(3) pay any principal, interest or premium on, or repay, repurchase or redeem, any indebtedness of the Partnership that ranks equally with or junior to the Notes in right of payment; or

(4) make any payments with respect to any guarantees by the Partnership of any indebtedness if such guarantees rank equally with or junior to the Notes in right of payment.

(e) However, during an Optional Deferral Period, the Partnership may (i) declare and pay dividends or distributions payable solely in its common units (together with cash in lieu of any fractional unit) or options, warrants or rights to subscribe for or purchase units of its common units, (ii) declare and pay any dividend or distribution in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by the Partnership to all holders of its common units of rights entitling them to subscribe for or purchase its common units or any class or series of its preferred equity, which rights (1) are deemed to be transferred with such common units, (2) are not exercisable until the occurrence of a specified event or events and (3) are also issued in respect of future issuances of its common units, (iii) issue any of shares of its Capital Stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (iv) reclassify its Capital Stock or exchange or convert one class or series of its Capital Stock for another class or series of its Capital Stock, (v) purchase fractional interests in shares of its Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, and (vi) purchase, acquire or withhold its common units related to the issuance of its common units or rights under any dividend reinvestment plan or related to any of its benefit plans for its directors, officers, employees, consultants or advisors, including any employment contract.

(f) The Partnership will give the Holders of the Notes and the Trustee written notice of its election of, or any shortening or extension of, an Optional Deferral Period at least 10 Business Days prior to the earlier of (i) the next succeeding Interest Payment Date or (ii) the date upon which the Partnership is required to give notice to any applicable self-regulatory organization or to Holders of the Notes of the next succeeding Interest Payment Date or the record date therefor. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the Interest Payment Date immediately following the last day of an Optional Deferral Period will be the Regular Record Date with respect to such Interest Payment Date.

SECTION 2.5 Interest Payments and Redemption.

Notwithstanding any provision of Article III of this Sixth Supplemental Indenture to the contrary, installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date for the Notes will be payable on that Interest Payment Date to the registered Holders thereof as of the close of business on the relevant Regular Record Date according to the terms of the Notes and the Indenture, except that, if the Redemption Date for any Notes falls on any day during an Optional Deferral Period, accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on such Notes will be paid on such Redemption Date to the Persons entitled to receive the Redemption Price of such Notes. The Interest Payment Date falling immediately after the last day of an Optional Deferral Period shall not be deemed to fall on a day during such Optional Deferral Period.

SECTION 2.6 Calculation Agent.

(a) Unless the Partnership has validly called all of the outstanding Notes for redemption during the First Reset Period, the Partnership will appoint a calculation agent (the “Calculation Agent”) for the Notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if the Partnership has called all of the outstanding Notes for redemption on a Redemption Date occurring during the First Reset Period, but the Partnership does not redeem all of the outstanding Notes on such Redemption Date, the Partnership will appoint a Calculation Agent for the Notes prior to the Reset Interest Determination Date preceding the First Reset Date. The Partnership may terminate any such appointment and may appoint a successor Calculation Agent at any time and from time to time (so long as there shall always be a Calculation Agent in respect of the Notes when so required). The Partnership may appoint itself or an Affiliate of the Partnership as Calculation Agent.

(b) The applicable interest rate for each Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. Promptly upon such determination, the Calculation Agent will notify the Partnership of the interest rate for the Reset Period and the Partnership will promptly notify, or cause the Calculation Agent to promptly notify, the Trustee and Paying Agent for the Notes in writing of such interest rate, upon which the Trustee and Paying Agent will be permitted to conclusively rely. The Calculation Agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Payment Period beginning on or after the First Reset Date, will be on file at the Partnership’s principal offices, will be made available to any Holder or beneficial owner of the Notes upon request and will be final and binding in the absence of manifest error.

SECTION 2.7 Transfer and Exchange.

The transfer and exchange of Book-Entry Notes or beneficial interests therein shall be effected through the Depositary, in accordance with Section 2.17 of the Base Indenture and Article II of this Sixth Supplemental Indenture (including the restrictions on transfer set forth therein and herein) and the rules and procedures of the Depositary therefor, which shall include restrictions on transfer comparable to those set forth therein and herein to the extent required by the Securities Act of 1933, as amended.

ARTICLE III

REDEMPTION

SECTION 3.1 Optional Redemption of Notes.

The Partnership may at its option redeem the Notes, in whole or from time to time in part, (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on (and including) the First Reset Date (the “First Reset Period”) and (ii) after the First Reset Date, on any applicable Interest Payment Date at a Redemption Price in cash equal to 100% of the principal amount of the Notes to be redeemed, plus, subject to Section 2.5 of this Sixth Supplemental Indenture, accrued and unpaid interest on the Notes to be redeemed to, but excluding, the Redemption Date.

SECTION 3.2 Redemption Following a Tax Event.

The Partnership may at its option redeem the Notes, in whole but not in part, at any time within 120 days after a Tax Event at a Redemption Price in cash equal to 100% of the principal amount of the Notes, plus, subject to Section 2.5 of this Sixth Supplemental Indenture, accrued and unpaid interest on the Notes to, but excluding, the Redemption Date.

SECTION 3.3 Redemption Following a Rating Agency Event.

The Partnership may at its option redeem the Notes, in whole but not in part, at any time during the continuance of and, in any event, within 120 days after the occurrence of, a Rating Agency Event at a Redemption Price in cash equal to 102% of the principal amount of the Notes, plus, subject to Section 2.5 of this Sixth Supplemental Indenture, accrued and unpaid interest on the Notes to, but excluding, the Redemption Date.

SECTION 3.4 Calculation of Redemption Price.

The Redemption Price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

SECTION 3.5 No Sinking Fund; Mandatory Redemption.

The Partnership is not required to make any mandatory redemption, mandatory repurchase or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of Holders.

ARTICLE IV

AMENDMENTS

With respect to the Notes, the Base Indenture is hereby amended as set forth below in this Article IV; provided, however, that each such amendment shall apply only to the Notes and not to any other series of Debt Securities issued under the Indenture.

SECTION 4.1 Definitions.

Subject to the limitations set forth in the preamble to Article IV of this Sixth Supplemental Indenture, Section 1.01 of the Base Indenture is hereby amended to add the following definition:

““Notes” means the Debt Securities designated as “7.125% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054” and issued by the Partnership, in each case, pursuant to the Indenture dated as of December 14, 2022 by and between the Partnership and the Trustee, as amended and supplemented pursuant to the Sixth Supplemental Indenture.”

SECTION 4.2 Amendments without Consent of Holders.

(a) Subject to the limitations set forth in the preamble to Article IV of this Sixth Supplemental Indenture, clause (4) of Section 9.01 of the Base Indenture is hereby amended and restated in its entirety to read as follows:

“[Reserved].”

(b) Subject to the limitations set forth in the preamble to Article IV of this Sixth Supplemental Indenture, clause (12) of Section 9.01 of the Base Indenture is hereby amended so as to be renumbered as new clause (13), the “or” at the end of Clause (11) of Section 9.01 of the Base Indenture is hereby deleted, and new clause (12) is hereby added sequentially as follows:

“(12) conform the text of the Indenture to any provision set forth under the section entitled “Description of the Notes” in the Prospectus Supplement dated June 6, 2024 to the extent that such text of the Indenture was intended to reflect such provision as set forth under the section entitled “Description of the Notes” in the Prospectus Supplement dated June 6, 2024; or”

SECTION 4.3 Amendments with Consent of Holders.

Subject to the limitations set forth in the preamble to Article IV of this Sixth Supplemental Indenture, clause (2) of Section 9.02 of the Base Indenture is hereby amended and restated in its entirety to read as follows:

“(2) reduce the rate of or extend the time for payment of interest, including default interest, on any Debt Security beyond the maximum time period for any permitted extension or deferral or to increase the maximum time period for any such interest extension or deferral or to increase the maximum number of times the Partnership may extend or defer such interest payment;”

SECTION 4.4 Notice of Redemption.

(a) Subject to the limitations set forth in the preamble to Article IV of this Sixth Supplemental Indenture, Section 3.02 of the Base Indenture shall be amended and restated in its entirety to read as follows:

“If the Partnership elects to redeem Debt Securities of any series pursuant to this Indenture, it shall notify the Trustee of the Redemption Date and the principal amount of Debt Securities of such series to be redeemed. The Partnership shall so notify the Trustee at least 10 days before the Redemption Date (unless a shorter notice shall be satisfactory to the Trustee) by delivering to the Trustee an Officers’ Certificate stating that such redemption will comply with the provisions of this Indenture and of the Debt Securities of such series. Any such notice may be canceled at any time prior to the mailing of such notice of such redemption to any Holder and shall thereupon be void and of no effect.”

(b) Subject to the limitations set forth in the preamble to Article IV of this Sixth Supplemental Indenture, Section 3.04 of the Base Indenture is hereby amended and restated in its entirety to read as follows:

“Notice of redemption shall be given by first-class mail, postage prepaid, or otherwise sent (or when the Debt Securities are in the form of Global Securities, sent pursuant to the applicable procedures of the Depositary) not less than 10 nor more than 60 days prior to the Redemption Date, to each Holder of Debt Securities to be redeemed, at the address of such Holder appearing in the register of Debt Securities maintained by the Registrar, except that redemption notices may be sent more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of a series of Debt Securities or a satisfaction or discharge of the Indenture with respect to a series of Debt Securities.

All notices of redemption shall identify the Debt Securities to be redeemed (including CUSIP number(s)) and shall state:

(1) the Redemption Date;

(2) the Redemption Price; provided, however, that such notice need not state the dollar amount of the Redemption Price if such dollar amount has not been determined pursuant to Section 3.1 of the Sixth Supplemental Indenture as of the date such notice is being given to the Holders of the Debt Securities being redeemed;

(3) if less than all the outstanding Debt Securities of any series and of a specified tenor consisting of more than a single Debt Security are to be redeemed, the identification (and, in the case of partial redemption of any such Debt Securities, the principal amounts) of the particular Debt Securities to be redeemed and, if less than all the outstanding Debt Securities of any series and of a specified tenor consisting of a single Debt Security are to be redeemed, the principal amount of the particular Debt Security to be redeemed;

(4) that on the Redemption Date the Redemption Price, together with accrued interest, if any, to the Redemption Date, will become due and payable upon each such Debt Security to be redeemed and, if applicable, that interest thereon will cease to accrue on and after said date;

(5) the place or places where each such Debt Security is to be surrendered for payment of the Redemption Price and accrued interest, if any, unless it shall have been specified as contemplated by Section 2.01 hereof with respect to such Debt Securities that such surrender shall not be required;

(6) that the redemption is for a sinking fund, if such is the case; and

(7) such other matters as the Partnership shall deem desirable or appropriate.

Unless otherwise specified with respect to any Debt Securities in accordance with Section 2.01 hereof, with respect to any redemption of Debt Securities at the election of the Partnership, unless, upon the giving of notice of such redemption, defeasance shall have been effected with respect to such Debt Securities pursuant to Article VIII hereof, such notice may state that such redemption shall be conditional upon the receipt by the Trustee or the Paying Agent(s) for such Debt Securities, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and any premium and interest on such Debt Securities and that if such money shall not have been so received such notice shall be of no force or effect and the Partnership shall not be required to redeem such Debt Securities. In the event that such notice of redemption contains such a condition and such money is not so received, the redemption shall not be made and within a reasonable time thereafter notice shall be given, in the manner in which the notice of redemption was given, that such money was not so received and such redemption was not required to be made, and the Trustee or Paying Agent(s) for the Debt Securities otherwise to have been redeemed shall promptly return to the Holders thereof any of such Debt Securities which had been surrendered for payment upon such redemption.

Notice of redemption of Debt Securities to be redeemed at the election of the Partnership, and any notice of non-satisfaction of redemption as aforesaid, shall be given by the Partnership or, at the Partnership’s request, by the Trustee in the name and at the expense of the Partnership. Subject to the preceding paragraph, any such notice of redemption shall be irrevocable.”

SECTION 4.5 Events of Default.

(a) Subject to the limitations set forth in the preamble to Article IV of this Sixth Supplemental Indenture, items (1), (2) and (3) of the definition of “Event of Default” set forth in Section 6.01 of the Base Indenture are hereby amended and restated in their entirety to read as follows:

(1) the Partnership does not pay any interest on any Note when it becomes due and payable and such Default continues for 30 days (regardless of whether such payment is prohibited by Article V of the Sixth Supplemental Indenture), except as the result of a deferral of interest payments in accordance with Section 2.4 of the Sixth Supplemental Indenture;

(2) the Partnership does not pay any principal of or premium, if any, on any Note when it becomes due and payable (regardless of whether such payment is prohibited by Article V of the Sixth Supplemental Indenture);

(3) the Partnership remains in breach of any other covenant (excluding covenants solely applicable to one or more series of Debt Securities issued under the Indenture (other than the Notes)) in the Indenture or the Notes for 90 days after there has been given to the Partnership, by registered or certified mail, a written notice of Default specifying such Default or breach and requiring remedy of the Default or breach; provided that the notice must be sent by either the Trustee or registered Holders of at least 33% of the principal amount of the outstanding Notes);”

(b) Subject to the limitations set forth in the preamble to Article IV of this Sixth Supplemental Indenture, items (4), (7) and (8) of the definition of “Event of Default” set forth in Section 6.01 of the Base Indenture are each hereby amended and restated in their entirety to read as follows:

“[Reserved].”

SECTION 4.6 Acceleration.

Subject to the limitations set forth in the preamble to Article IV of this Sixth Supplemental Indenture, Section 6.02 of the Base Indenture is hereby amended and restated in its entirety to read as follows:

“If an Event of Default (other than an Event of Default set forth in clause (3) of the definition of Event of Default appearing in Section 6.01 hereof) with respect to the Notes occurs and is continuing, then either the Trustee or the Holders of not less than 33% in principal amount of the outstanding Notes may declare the principal amount of all the Notes and accrued and unpaid interest, if any, thereon to be due and payable immediately, by a notice in writing to the Partnership (and to the Trustee if given by Holders), and upon any such declaration, such principal amount of all outstanding Notes and accrued and unpaid interest, if any, thereon shall become immediately due and payable. If an Event of Default set forth in clauses (5) or (6) of the definition of Event of Default appearing in Section 6.01 hereof occurs and is continuing with respect to all series of Debt Securities (that are subordinated pursuant to Article V of the Sixth Supplemental Indenture or a similar subordination provision) at the time outstanding, then either the Trustee or the Holders of not less than 33% in principal amount of all such subordinated Debt Securities outstanding under this Indenture may declare the principal amount of all such outstanding subordinated Debt Securities, together with accrued and unpaid interest thereon, to be due and payable immediately, and upon any such declaration, such principal amount of all outstanding Notes and accrued and unpaid interest, if any, thereon shall become immediately due and payable.

If an Event of Default set forth in clause (3) of the definition of Event of Default appearing in Section 6.01 hereof occurs and is continuing, neither the Trustee nor the Holders of Notes will be entitled to declare the principal of the Notes, or accrued or unpaid interest thereon, to be due and payable, by reason of the occurrence and continuation of such Event of Default.

The Holders of a majority in principal amount of each series of outstanding Debt Securities (that are subordinated pursuant to Article V of the Sixth Supplemental Indenture or a similar subordination provision) may, by written notice to the Trustee, rescind any acceleration with respect to the Notes and annul its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default with respect to the Notes, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such acceleration, have been cured or waived.”

SECTION 4.7 Control By Holders.

Subject to the limitations set forth in the preamble to Article IV of this Sixth Supplemental Indenture, Section 6.05 of the Base Indenture is hereby amended and restated in its entirety to read as follows:

“The Holders of a majority in principal amount of the outstanding Notes shall have the right to (i) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or (ii) exercising any trust or power conferred on the Trustee, with respect to the Notes; provided that

(1) such direction shall not be in conflict with any law or with this Indenture,

(2) the Trustee may take any other action deemed proper by the Trustee which is consistent with such direction, and

(3) subject to the provisions of Section 7.01 hereof, the Trustee shall have the right to decline to follow any such direction if the Trustee in good faith shall, by a Responsible Officer or Officers of the Trustee, determine that the proceeding so directed would involve the Trustee in personal liability.

If an Event of Default is continuing with respect to all outstanding Debt Securities (that are subordinated pursuant to Article V of the Sixth Supplemental Indenture or a similar subordination provision), the Holders of a majority in principal amount of all such outstanding Debt Securities, considered as one class, shall have the right to make such direction, and not the Holders of such Debt Securities of any one series.”

SECTION 4.8 Notices.

Subject to the limitations set forth in the preamble to Article IV of this Sixth Supplemental Indenture, Section 11.02 of the Base Indenture is hereby amended to add the following sentence as the last paragraph of Section 11.02 of the Base Indenture:

“Where this Indenture provides for notice or other communication with respect to any event to a Holder of a Global Security, such notice or other communication shall be sufficiently given if given to the Depositary for such Global Security (or its designee), pursuant to its applicable procedures of the Depositary, not later than the latest day (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice or other communication.”

SECTION 4.9 SEC Reports.

Subject to the limitations set forth in the preamble to Article IV of this Sixth Supplemental Indenture, Section 4.03(a) of the Base Indenture is hereby amended to add the following sentence as the last sentence of Section 4.03(a) of the Base Indenture:

“The Partnership will be deemed to have furnished such reports to the Trustee if the Partnership has filed such reports with the SEC using the EDGAR filing system and such reports are publicly available.”

ARTICLE V

SUBORDINATION

SECTION 5.1 Subordination

The Notes will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Accordingly, upon:

(a) any payment by, or distribution of the assets of, the Partnership upon its dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings,

(b) a failure to pay any interest, principal or other monetary amounts due on any of the Senior Indebtedness when due and continuance of that default beyond any applicable grace period, or

(c) acceleration of the maturity of any Senior Indebtedness as a result of a default, the Holders of all Senior Indebtedness will be entitled to receive, in the case of clause (a) immediately above, payment of all amounts due or to become due on all Senior Indebtedness, or in the case of clauses (b) and (c) immediately above, payment of all amounts due on all Senior Indebtedness, before the Holders of the Notes are entitled to receive any payment. So long as any of the events in clauses (a), (b), or (c) immediately above has occurred and is continuing, any amounts payable or assets distributable on the Notes will instead be paid or distributed, as the case may be, directly to the Holders of Senior Indebtedness to the extent necessary to pay, in the case of clause (a) immediately above, all amounts due or to become due upon all such Senior Indebtedness, or, in the case of clauses (b) and (c) immediately above, all amounts due on all such Senior Indebtedness, and, if any such payment or distribution is received by the Trustee under the Indenture or the Holders of any of the Notes before all Senior Indebtedness due and to become due or due, as applicable, is paid, such payment or distribution must be paid over to the Holders of the unpaid Senior Indebtedness. Subject to paying the Senior Indebtedness due and to become due in the case of clause (a) immediately above or the Senior Indebtedness due in the case of clauses (b) and (c) immediately above, the Holders of the Notes will be subrogated to the rights of the Holders of the Senior Indebtedness to receive payments applicable to the Senior Indebtedness until the Notes are paid in full.

ARTICLE VI

MISCELLANEOUS PROVISIONS

SECTION 6.1 Ratification of Base Indenture.

The Base Indenture, as supplemented by this Sixth Supplemental Indenture, is in all respects ratified and confirmed, and this Sixth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 6.2 Trustee Not Responsible for Recitals.

The recitals contained herein and in the Notes, except with respect to the Trustee’s certificates of authentication, shall be taken as the statements of the Partnership, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Sixth Supplemental Indenture or of the Notes.

SECTION 6.3 Table of Contents, Headings, etc.

The table of contents and headings of the Articles and Sections of this Sixth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 6.4 Counterpart Originals.

The parties may sign any number of copies of this Sixth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of this Sixth Supplemental Indenture by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Sixth Supplemental Indenture.

SECTION 6.5 Governing Law.

THIS SIXTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of the date first written above.

Partnership:

ENERGY TRANSFER LP

By:	LE GP, LLC, its general partner

By:	/s/ Dylan Bramhall
Name:	Dylan Bramhall
Title:	Executive Vice President and Group Chief Financial Officer

Signature Page of Sixth Supplemental Indenture

Trustee:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael K. Herberger
Name:	Michael K. Herberger
Title:	Vice President

Signature Page of Sixth Supplemental Indenture

Exhibit A

FORM OF NOTE

[FACE OF SECURITY]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) (55 WATER STREET, NEW YORK, NEW YORK 10041) TO THE PARTNERSHIP OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]*

[TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.]*

No.	$
CUSIP: 29273V BC3
ISIN: US29273VBC37

ENERGY TRANSFER LP

7.125% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054

ENERGY TRANSFER LP, a Delaware limited partnership (the “Partnership,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to ____________ or its registered assigns, the principal sum of ________ U.S. dollars ($___________), [or such greater or lesser principal sum as is shown on the attached Schedule of Increases and Decreases in Global Security]*, on October 1, 2054 in such coin and currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay accrued but unpaid interest thereon on each April 1 and October 1 (commencing ________________) (each, an “Interest Payment Date”) (subject to the right of the Partnership to defer the payment of interest, but not beyond the Maturity Date, in accordance with the provisions set forth below) (i) from and including the June 21, 2024 to but excluding October 1, 2029, at the rate of 7.125% per annum and (ii) from and including October 1, 2029, during each Reset Period at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 2.829%, to be reset on each Reset Date, until the principal hereof is paid or made available for payment.

Reference is made to the further provisions of this Security set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

*	To be included in a Book-Entry Note.

The statements in the legends set forth in this Security are an integral part of the terms of this Security and by acceptance hereof the Holder of this Security agrees to be subject to, and bound by, the terms and provisions set forth in each such legend.

This Security is issued in respect of a series of Debt Securities of an initial aggregate principal amount of $400,000,000 designated as the 7.125% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 of the Partnership (the “Securities”) and is governed by the Indenture dated as of December 14, 2022 (the “Base Indenture”), duly executed and delivered by the Partnership, as issuer, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture dated as of June 21, 2024 (the “Sixth Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), each duly executed by the Partnership and the Trustee. The terms of the Indenture are incorporated herein by reference. This Security shall in all respects be entitled to the same benefits as definitive Debt Securities under the Indenture.

If and to the extent any provision of the Indenture limits, qualifies or conflicts with any other provision of the Indenture that is required to be included in the Indenture or is deemed applicable to the Indenture by virtue of the provisions of the Trust Indenture Act of 1939, as amended (the “TIA”), such required provision shall control.

This Security shall not be valid or become obligatory for any purpose until the Trustee’s Certificate of Authentication hereon shall have been manually signed by the Trustee under the Indenture.

IN WITNESS WHEREOF, the Partnership has caused this Security to be duly executed.

Dated:

ENERGY TRANSFER LP

By:	LE GP, LLC,
its general partner

By:
Name:	Dylan A. Bramhall
Title:	Executive Vice President and Group Chief Financial Officer

By:
Name:	Thomas E. Long
Title:	Co-Chief Executive Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[REVERSE OF SECURITY]

ENERGY TRANSFER LP

7.125% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054

This Security is one of a duly authorized issue of debentures, notes or other evidences of indebtedness of the Partnership (the “Debt Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to the Indenture, to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Partnership and the Holders of the Debt Securities. The Debt Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture. This Security is one of a series designated as the 7.125% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 of the Partnership, in an initial aggregate principal amount of $400,000,000 (the “Securities”).

1. Interest.

The Partnership promises to pay interest on the principal amount of this Security in accordance with the provisions hereof and of the Indenture. Interest on the Security shall be computed on the basis of a 360-day year of twelve 30-day months provided that for any partial 30-day month interest shall be computed on the basis of the actual number of days over a 30-day month. If an Interest Payment Date is not a Business Day (as defined in the Indenture), payment of interest will be made on the next succeeding Business Day, without any interest, additional interest, or other payment in lieu of interest or additional interest accumulating with respect to this delay. If any Interest Payment Date, Redemption Date or the Maturity Date of the Securities is not a Business Day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next Business Day at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable Interest Payment Date, Redemption Date or Maturity Date, as the case may be. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be March 15 or September 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for (such interest, the “Default Interest”) will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

So long as no Event of Default with respect to the Securities of this series has occurred and is continuing, the Partnership may, at its option, defer interest payments on the Securities of this series, from time to time, as set forth in Section 2.4 of the Sixth Supplemental Indenture.

2. Method of Payment.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Partnership maintained for that purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Partnership payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the register of the Debt Securities (as set forth in Section 2.05 of the Base Indenture) or by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least sixteen (16) days prior to the date for payment by the Person entitled thereto.

3. Paying Agent and Registrar.

Initially, U.S. Bank Trust Company, National Association will act as Paying Agent and Registrar. The Partnership may change any Paying Agent or Registrar at any time upon notice to the Trustee and the Holders. The Partnership may act as Paying Agent.

4. Indenture.

This Security is one of a duly authorized issue of Debt Securities of the Partnership issued and to be issued in one or more series under the Indenture.

Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Securities include those stated in the Base Indenture, those made part of the Indenture by reference to the TIA, as in effect on the date of the Base Indenture, and those terms stated in the Sixth Supplemental Indenture. The Securities are subject to all such terms, and Holders of Securities are referred to the Base Indenture, the Sixth Supplemental Indenture and the TIA for a statement of them. The Securities of this series are general unsecured obligations of the Partnership limited to an initial aggregate principal amount of $400,000,000; provided, however, that the authorized aggregate principal amount of such series may be increased from time to time as provided in the Sixth Supplemental Indenture.

5. Optional Redemption of Securities.

(a) The Partnership may at its option redeem the Securities, in whole or from time to time in part, (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on (and including) the First Reset Date and (ii) after the First Reset Date, on any applicable Interest Payment Date at a Redemption Price in cash equal to 100% of the principal amount of the Securities to be redeemed, plus, subject to Section 2.5 of the Sixth Supplemental Indenture, accrued and unpaid interest on the Securities to be redeemed to, but excluding, the Redemption Date.

(b) The Partnership may at its option redeem the Securities, in whole but not in part, at any time within 120 days after a Tax Event at a Redemption Price in cash equal to 100% of the principal amount of the Securities, plus, subject to Section 2.5 of the Sixth Supplemental Indenture, accrued and unpaid interest on the Securities to, but excluding, the Redemption Date.

(c) The Partnership may at its option redeem the Securities, in whole but not in part, at any time during the continuance of and, in any event, within 120 days after the occurrence of, a Rating Agency Event at a Redemption Price in cash equal to 102% of the principal amount of the Securities, plus, subject to Section 2.5 of the Sixth Supplemental Indenture, accrued and unpaid interest on the Securities to, but excluding, the Redemption Date.

6. No Sinking Fund; Mandatory Redemption.

The Partnership is not required to make any mandatory redemption, mandatory repurchase or sinking fund payments with respect to the Securities or to repurchase the Securities at the option of Holders.

7. Denominations; Transfer; Exchange.

Securities in denominations larger than $2,000 in principal amount may be redeemed in part but only in integral multiples of $1,000.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the register of the Debt Securities (as set forth in Section 2.05 of the Base Indenture), upon surrender of this Security for registration of transfer at the office or agency of the Partnership in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Partnership and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

8. Person Deemed Owners.

The registered Holder of a Security may be treated as the owner of it for all purposes.

9. Amendment; Supplement; Waiver.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Partnership and the rights of the Holders of the securities of all series affected under the Indenture at any time by the Partnership and the Trustee with the consent of the Holders of a majority in principal amount of the securities of all series at the time outstanding affected thereby (voting as one class). The Indenture contains provisions permitting the Holders of not less than a majority in principal amount of the securities of all series at the time outstanding with respect to which a default under the Indenture shall have occurred and be continuing (voting as one class), on behalf of the Holders of the securities of all such series, to waive, with certain exceptions, such past default with respect to all such series and its consequences. The Indenture also permits the Holders of not less than a majority in principal amount of the securities of each series at the time outstanding, on behalf of the Holders of all securities of such series, to waive compliance by the Partnership with certain provisions of the Indenture. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 33% in principal amount of the Securities of this series at the time outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

10. Event of Default; Defeasance.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case, upon compliance with certain conditions set forth in the Indenture.

11. Trustee Dealings with Partnership.

The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Partnership or its Affiliates, and may otherwise deal with the Partnership or its Affiliates as if it were not the Trustee.

12. Authentication.

This Security shall not be valid until the Trustee signs the certificate of authentication hereon.

13. Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Security or an assignee, such as: TEN COM (tenant in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (Custodian), and U/G/M/A (Uniform Gifts to Minors Act).

14. CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Partnership has caused CUSIP numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the accuracy of such number as printed on the Securities and reliance may be placed only on the other identification numbers printed hereon.

15. Redemption Procedures; Redemption Price.

In the case of a redemption of Securities, notice of redemption will be in writing and mailed first-class postage-prepaid not less than 10 days nor more than 60 days prior to the Redemption Date to each Holder of the Securities to be redeemed at the Holder’s registered address; provided, however, that such notice need not state the dollar amount of the Redemption Price if such dollar amount has not been determined as of the date such notice is being given to the Holders of the Securities being redeemed. If money sufficient to pay the Redemption Price of all the Securities (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent or the Trustee on or prior to the Redemption Date, from and after such Redemption Date such Securities or portions thereof shall cease to bear interest.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Redemption Price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

16. Absolute Obligation.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Partnership, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

17. No Recourse.

No director, officer, employee, limited partner or member, as such, of the Partnership or the General Partner shall have any personal liability in respect of the obligations of the Partnership under the Securities or the Indenture by reason of his, her or its status. Each Holder, by accepting the Securities, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities.

18. Governing Law.

This Security shall be construed in accordance with and governed by the laws of the State of New York.

19. Subordination.

The indebtedness represented by the Securities of this series is, to the extent and in a manner set forth in the Indenture, expressly subordinated in right of payment to the prior payment in full of all Senior Indebtedness, as defined in the Indenture with respect to this series, and this Security is issued subject to such provisions, and each Holder of this Security, by acceptance thereof, agrees to and shall be bound by such provisions and authorizes and directs the Trustee on his, her or its behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and appoints the Trustee his, her or its attorney-in-fact, as the case may be, for any and all such purposes.

20. Reliance.

The Holder, by accepting this Security, acknowledges and affirms that (i) it has purchased the Security in reliance upon the separateness of each of the General Partner and the Partnership from each other and from any other Person, and (ii) the General Partner has assets and liabilities that are separate from those of each other and of any other Person.

21. Tax Treatment.

The Holder (and beneficial owner of this Security), by accepting this Security, acknowledges and affirms that it intends that the Security constitute indebtedness of the Partnership and will treat the Security as indebtedness of the Partnership for United States federal, state and local income tax purposes.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT —
(Cust.)
TEN ENT - as tenants by entireties	Custodian for:
(Minor)
JT TEN - as joint tenants with right of survivorship and not as tenants in common	Under Uniform Gifts to Minors Act of
(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

Please print or type name and address including postal zip code of assignee:

the within Security and all rights thereunder, hereby irrevocably constituting and appointing to transfer said Security on the books of the Partnership, with full power of substitution in the premises.

Dated	Registered Holder

SCHEDULE OF INCREASES OR DECREASES

IN GLOBAL SECURITY*

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Depositary

*	To be included in a Book-Entry Note.